Exhibit 4.7

DESCRIPTION OF THE 2.75% SENIOR NOTES DUE 2022

The following summary of our 2.75% Senior Notes due 2022 (the “2022 Notes”) is based on and qualified by the Senior Indenture, dated as of March 15, 1997,  between John Deere Capital Corporation (“Capital Corporation”) and the Bank of New York Mellon (formerly known as The Bank of New York, successor Trustee to The Chase Manhattan Bank), as trustee (the “Trustee”), as supplemented by a first supplemental senior indenture, dated as of April 21, 2011 (such indenture, as so supplemented, the “Indenture”). This summary is not complete and is subject to, and qualified in its entirety by reference to, the actual Indenture. For a complete description of the terms and provisions of the Company’s notes, refer to the Indenture, which is filed as an exhibit to this Annual Report on Form 10-K. Throughout this exhibit, references to the “Company,” “we,” “our,” and “us” refer to John Deere Capital Corporation.

We issued $500,000,000 total principal amount of the 2022 Notes on February 27, 2012.  The 2022 Notes are a part of our Medium-Term Notes, Series E, Due from 9 Months to 30 Years from the Date of Issue issued under the Indenture and pursuant to a Prospectus, dated April 21, 2011 (the “Prospectus”), and Prospectus Supplement, dated April 21, 2011 (together, the “Prospectus Supplement”), and Pricing Supplement No. 12, dated February 22, 2012.  The total initial public offering price of senior notes and subordinated notes that may be offered using the Prospectus Supplement was $18,000,000,000 or its equivalent in one or more foreign currencies, but this limit decreases  by the sale of other securities that are described in the Prospectus including any sales of JDCC InterNotes Due Nine Months or More from Date of Issue.

The Indenture governs our obligations under the 2022 Notes. The terms of the 2022 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The 2022 Notes are subject to all such terms.

The 2022 Notes are traded on the New York Stock Exchange under the symbol “DE22B.”

We have issued a significant amount of other debt securities under the Indenture that have neither been registered pursuant to Section 12 of the Securities Exchange Act of 1934 nor listed on the NYSE. You should refer to our description of the amount of debt outstanding as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in other filings with the Securities and Exchange Commission. The Indenture does not limit the amount of debt securities, including 2022 Notes, that the Company may issue under the Indenture.

Defined terms used in this description but not in this summary have the meanings assigned to them in the Indenture.

General

The 2022 Notes will mature on March 15, 2022 (the “Maturity Date”). The 2022 Notes are senior securities of the Company and rank equally with all unsecured senior debt. The 2022 Notes are direct and unsecured obligations of the Company.

The 2022 Notes are not subject to any sinking fund.

The 2022 Notes were issued in a form of one or more registered Global Securities in minimum denominations of $1,000 with increments of $1,000 thereafter.

Interest and Interest Rates

Interest on the 2022 Notes accrues  at a rate of 2.75% per year accrued from February 27, 2012, and is payable semi-annually in arrears on March 15 and September 15 (each an “Interest Payment Date), commencing on September 15, 2012 and ending on the Maturity Date. We pay interest to those persons who were holders of record of the 2022 Notes on the fifteenth calendar day (whether or not a business day) next preceding the applicable Interest Payment Date, as the case may be (each a “Regular Record Date”).  Interest is computed on the basis of a 360-day year of twelve 30-day months.

Interest on the 2022 Notes denominated in U.S. dollars will be paid by check mailed on an Interest Payment Date other than a Maturity Date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder. The principal of, premium, if any, and interest on the 2022 Notes, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid in immediately available funds upon surrender of such 2022 Notes at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular 2022 Note is presented and surrendered at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

Payment

If the Maturity Date or any repayment date or an Interest Payment Date for the 2022 Notes is not any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York (a “Business Day”), the principal of, premium, if any, and interest on the 2022 Notes will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or Interest Payment Date. Interest on the 2022 Notes will be paid to holders of record as of each Regular Record Date.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Book-Entry Debt Securities

The 2022 Notes are issued in book-entry form only. This means that the Company did not and will not issue actual 2022 Notes or certificates to each holder. Instead, it issued issue a global security representing the 2022 Notes with similar terms and the Global Security is held by or on behalf of the Depositary Trust Company (“DTC”) or its nominee. In order to own a beneficial interest in a 2022 Note, you must be an institution that has an account with DTC or have an account with an institution, such as a brokerage firm, that has an account with DTC.

Payments of principal of, premium, if any, and interest on 2022 Notes represented by a global security will be made in same-day funds to DTC in accordance with arrangements then in effect between the Trustee and DTC.

Optional Redemption, Repayment and Repurchase

The 2022 Notes are not redeemable prior to the stated maturity, and holders do not have the option to elect repayment by the Company prior to the date of the stated maturity. The Company may at any time purchase 2022 Notes at any price in the open market or otherwise. The Company may hold, resell or surrender for cancellation any 2022 Notes that it purchases.

Events of Default

The term “Event of Default” in respect of the 2022 Notes means any of the following, among others:

•We do not pay the principal of, or any premium, if any, on the 2022 Notes on its due date.

•We do not pay interest on the 2022 Notes within 30 days of its due date.

•We remain in breach of a covenant in respect of the 2022 Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of at least 25% of the principal amount of the 2022 Notes.

•We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

An Event of Default for a particular series of any of our debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The Trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders (Section 601).

Remedies if an Event of Default Occurs.  If an Event of Default has occurred and has not been cured, the Trustee or the holders of at least 25% in principal amount of the 2022 Notes may declare the entire principal amount of all the debt securities of the 2022 Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the 2022 Notes. (Section 502)

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 602 and Section 315 of the TIA) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding 2022 Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. (Section 512) No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default. (Section 511)

Before you are allowed to bypass your Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the 2022 Notes, the following must occur:

•You must give your Trustee written notice that an Event of Default has occurred and remains uncured.

•The holders of at least 25% in principal amount of all outstanding 2022 Notes must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.

•The Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

•The holders of a majority in principal amount of the 2022 Notes must not have given the trustee a direction inconsistent with the above notice during that 60-day period. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your 2022

Notes on or after the due date. (Section 508)

Holders of a majority in principal amount of the 2022 Notes may waive any past defaults other than

•the payment of principal, any premium or interest or

•in respect of a covenant that cannot be modified or amended without the consent of each holder. (Section 513)

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default. (Section 1005)

Merger or Consolidation

Under the terms of the Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. (Section 801) However, we may not take any of these actions unless all the following conditions are met:

•Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities. (Section 801)

•The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded. (Section 801)

•Under the Indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our Subsidiaries would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the Indenture (see “Limitation on Liens” below) without equally and ratably securing the Indenture securities or (ii) the Indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance. (Section 801 of the Indenture)

•We must deliver certain certificates and documents to the Trustee. (Section 801)

•We must satisfy any other requirements specified in the prospectus supplement or term sheet relating to the 2022 Notes.

Modification or Waiver

There are three types of changes we can make to the Indenture and the 2022 Notes issues thereunder.

Changes Requiring Your Approval.  First, there are changes that we cannot make to the 2022 Notes without your specific approval. (Section 902) Following is a list of those types of changes:

•change the stated maturity of the principal of or interest on the 2022 Notes;

•reduce any amounts due on the 2022 Notes;

•reduce the amount of principal payable upon acceleration of the maturity of the 2022 Notes following a default;

•adversely affect any right of repayment at the holder’s option;

•change the place or currency of payment on the 2022 Notes;

•impair your right to sue for payment;

•reduce the percentage of holders of 2022 Notes whose consent is needed to modify or amend the Indenture;

•reduce the percentage of holders of 2022 Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;

•modify any other aspect of the provisions of the Indenture dealing with supplemental indentures (Section 902), modification and waiver of past defaults (Section 513), changes to the quorum or voting requirements (Section 1504) or the waiver of certain covenants (Section 1007); and

•change any obligation we have to pay additional amounts.

Changes Not Requiring Approval.   The second type of change does not require any vote by the holders of the 2022 Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the 2022 Notes in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the Indenture after the change takes effect.

Changes Requiring Majority Approval.  Any other change to the Indenture and the 2022 Notes would require the following approval:

•If the change affects only the 2022 Notes,  it must be approved by the holders of a majority in principal amount of the 2022 Notes.

•If the change affects more than one series of debt securities issued under the Indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent. The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Your Approval.”

Further Details Concerning Voting.  Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “Defeasance—Full Defeasance”.

We will generally be entitled to set any date as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Defeasance

Covenant Defeasance.    Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities.

•If the debt securities of the particular series are denominated in U.S. dollars, such as the 2022 Notes, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities, including the 2022 Notes, became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance.  If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•If the debt securities of the particular series are denominated in U.S. dollars, such as the 2022 Notes, we must deposit in trust for the benefit of all holders of such debt securities a combination of money  and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. (Section 1404) Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities, including the 2022 Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Resignation of Trustee

The Trustee may resign or be removed with respect to one or more series of Indenture securities provided that a successor trustee is appointed to act with respect to these series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of securities under the Indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee. (Section 609)

Limitation on Liens

We covenant in the Indenture that neither we nor any of our Subsidiaries will pledge or subject to any lien any of our or their property or assets unless the securities under the Indenture are secured by this pledge or lien equally and ratably with other indebtedness thereby secured (the “lien covenant”). There are excluded from this covenant liens created to secure obligations for the purchase price of physical property, liens of a Subsidiary securing indebtedness owed to us, liens existing on property acquired upon exercise of rights arising out of defaults on receivables acquired in the ordinary course of business, sales of receivables accounted for as secured indebtedness in accordance with generally accepted accounting principles, certain liens not related to the borrowing of money and other liens not securing borrowed money aggregating less than $500,000. (Section 1006) Pursuant to the first supplemental indenture, senior securities that are part of a series created on or after the date of such supplemental indenture, such as the 2022 Notes, will be subject to a further exclusion from the lien covenant with respect to cash collateral related to hedging transactions.

The Trustee Under the Indenture

The Bank of New York Mellon is a bank with which we and Deere & Company maintain ordinary banking relationships and from which we and Deere & Company have obtained credit facilities and lines of credit. The Bank of New York Mellon also serves as trustee under other indentures under which we or Deere & Company are the obligor.